UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                  April 7, 2000
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                        (Dateof earliest event reported}

                            ALTAIR INTERNATIONAL INC.
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             (Exact name of registrant as specified in its charter)

       Province of
        Ontario,
         Canada                        1-12497                      None
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File No.)           (IRS Employer
    of incorporation)                                        Identification No.)


                         1725 Sheridan Avenue, Suite 140
                               Cody, Wyoming 82414
--------------------------------------------------------------------------------
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (307) 587-8245


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Item 5.  Other Events.

         A.       Private Placement
                  -----------------

                  1. Common Stock Purchase Agreement. On March 31, 2000, Altair International Inc. and a private equity fund (the "Investor") entered into a Common Stock Purchase Agreement (the "Agreement") and related agreements. Under the terms of the Agreement, on April 7, 2000 (the "Closing Date"), Investor purchased 1,251,303 common shares of the Company (the "Shares") for an aggregate purchase price of $6,000,000 (or 4.795 per share); provided, however, the number of shares received by Investor in exchange for its $6,000,000 is subject to adjustment if the lowest average closing price for any ten days during each of four 30-day "repricing" periods does not meet a certain threshold.

         The Agreement grants the Company the right to redeem any of the Shares for a period of 90 days following the Closing Date. The redemption price during the first sixty (60) days following the Closing Date is 110% of the initial purchase price of such Shares. The redemption price between 61 and 90 days after the Closing Date is 117% of the initial purchase price of such Shares.

         In addition, pursuant the Agreement, the Company grants Investor a right of first refusal with respect to any issuance of common shares of the Company during a period commencing on the Closing Date and continuing until the earlier of (i) the date three hundred and sixty (360) days after the Shares have been registered with the SEC, or (ii) the date the Company redeems all Shares subject to the Agreement; provided that the foregoing right does not apply to shares issued upon the exercise of outstanding rights, shares issued upon the exercise of employee options, shares issued in connection with a joint venture or acquisition transaction, or shares issued in connection with a bona fide public offering.

         In addition, pursuant to Section 8.4 of the Agreement, the Company is limited, with certain exceptions, from issuing any common shares of the Company for a period of 180 days after the effective date of a registration statement registering the Shares.

                  2. Warrants to Purchase Common Shares. In connection with the Agreement, the Company issued warrants covering 250,261 common shares of the Company to Investor, exercisable at a price of $6.75 per share through March 31, 2003. In addition, the Company is obligated to issue to Landenburg Thalmaan & Co., Inc, the placement agent for the transaction, a warrant covering 75,078 common shares of the Company at a price of $6.75 per share through March 31, 2003. The warrant issued to Investor provides a "cashless exercise" option and establishes a liquidated damages penalty of $1,000 for each trading day that certificates of common shares of the Company are not delivered after proper exercise of the warrant, beginning on the third trading day after the exercise of the warrant.

                  3. Registration Rights Agreement. In connection with the Agreement, the Company and Investor executed a Registration Rights Agreement pursuant to which the Company is required to (i) file a Registration Statement on Form S-3 within 30 days of the Closing Date with respect to the Shares, an equal number of additional common shares (to account for the repricing provisions) and common shares issuable upon exercise of the above- described warrants, and (ii) cause such registration statement to be effective within 90 days of the Closing Date.

         B.       Equity Line of Credit.
                  ---------------------

         In a separate transaction, the Company and Investor entered into an agreement, subject to further documentation, establishing a so-called equity line of credit (the "Equity Agreement"). Pursuant to the Equity Agreement,
Investor agrees to purchase up to Ten Million Dollars ($10,000,000) in additional common shares of the Company over the course of the eighteen (18) months following the effective date of a registration statement registering the Shares. The purchase price for such common shares will be 85% of the average of the five lowest closing bid prices of the common shares during the ten days preceding the Company's giving notice of its intent to compel a purchase. The maximum dollar amount of common shares Investor can be required to purchase in

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any single periodic  financing is $2,000,000.  Investor's  obligations under the
Equity Agreement are conditioned upon, among other things, (1) a registration statement with respect to such common shares being effective, (2) the market price of common shares of the Company exceeding $2 per share, (3) the dollar trading volume of the common shares equaling 150% of the amount of the additional financing, and (4) the shareholders of the Company having approved the Equity Agreement or approved the transaction to the extent required by any governing exchange regulations.

         The foregoing descriptions do not purport to be complete and are qualified by reference to the definitive agreements and warrants filed as Exhibits herewith.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits.

                  4.1      Common Stock Purchase Agreement

                  4.2      Form of Common Stock Purchase Warrant (Investor)

                  4.3      Registration Rights Agreement

                  10.1 Letter Agreement Regarding Equity Line of Credit, dated March 31, 2000


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Altair International Inc.


                                            By:/s/ William P. Long
                                               -------------------
                                               Dr. William P. Long
                                               President

                                            Date:    April 20, 2000






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